EXHIBIT “B”

VERIFICATION

STATE OF NEW YORK

County of New York, ss:

The undersigned being duly sworn deposes and says that he has duly executed the attached Application dated ~~17~~ 31 May ~~January~~ 2018 for and on behalf of WATERSIDE CAPITAL CORPORATION; that he is the President of such company; and, that all action by shareholders, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information, and belief.

By:	/s/ Zindel Zelmanovitch
ZINDEL ZELMANOVITCH,
Chief Executive Officer

Dated: 3 1~~7~~ May ~~January~~ 2018

Subscribed and sworn to before me a notary public this 31st ~~17th~~ day of May ~~January~~ , 2018.

~~/s/ Jungho Hong~~
~~Notary Public~~

/s/ JASON NOVATT ~~Jungho Hong~~

Notary Public, State of New York

Qualified in Kings ~~Queens~~ County

Commission Expires ~~01/23/2021~~ 08/19/2018

No. ~~01HO6353459~~ 01NO6043465